Exhibit 4.12

XL Capital Ltd
(n/k/a XLIT Ltd.)
Extract of the Minutes of a Meeting of
the Board of Directors held on October 27, 2006

Series D Preference Ordinary Shares

RESOLVED that, a class of up to 350,000 ordinary shares in the capital of the Company be re-designated as “Series D Preference Ordinary Shares” and that the Series D Preference Ordinary Shares be issued on the terms of and in accordance with the XL Preference Share Agreement;

FURTHER RESOLVED that the Series D Preference Ordinary Shares (i) will have, on the date the Transaction is consummated (the “Closing Date”), an aggregate liquidation preference up to US$350,000,000 (the “Aggregate Available Liquidation Preference”), and (ii) be non-cumulative preference ordinary shares with a nominal par value of US$0.01 per share; and

FURTHER RESOLVED that the Series D Preference Ordinary Shares have, subject to the Memorandum and Articles of Association of the Company and the provisions of, and restrictions contained in, the Companies Law (2004 Revision) and every statutory modification or re-enactment thereof for the time being in force (the “Law”), the following preferences and rights and be subject to the following restrictions.

(a)	Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution, winding-up or otherwise of the Company, the assets of the Company legally available for distribution among shareholders shall be applied first in repaying to the holders of the Series D Preference Ordinary Shares (the “Holders”) an amount equal to US$1,000 per Series D Preference Ordinary Share (inclusive of the nominal amount thereof) plus any accrued but unpaid dividends with respect to the then-current Dividend Period (whether or not declared) to the date fixed for distribution, in preference to the repayment of such nominal amount of and any share premium or other amounts paid on ordinary shares (the “Ordinary Shares”) or any other shares ranking junior in right of payment to the Series D Preference Ordinary Shares as to the voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company or as to dividends (including the Ordinary Shares, the “Junior Shares”) to the holders of such Junior Shares, without interest on such unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period. In the event that upon any such voluntary or involuntary liquidation, dissolution, winding-up or otherwise, the assets of the Company available are insufficient to pay the amount of the liquidation distributions on all outstanding Series D Preference Ordinary Shares as referred to above and the corresponding amounts payable on all other shares ranking pari passu on a pro rata basis with the Series D Preference Ordinary Shares with respect to the payment of dividends and amounts upon any voluntary or involuntary liquidation, dissolution, winding-up or otherwise of the Company (including, without limitation, the Series A Preference Ordinary Shares, the Series B Preference Ordinary

Shares and, if issued, the Class C Preference Ordinary Shares) (“Parity Shares”), then the Holders of the Series D Preference Ordinary Shares; and all such Parity Shares shall share on a pro rata basis in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The Preference D Ordinary Shares will not be convertible into, exchangeable for or carry rights or options to purchase, any ordinary shares or any other class or series of securities of the Company or any other entity. For purposes of this Section 3.3(a), a consolidation, merger, arrangement or reconstruction involving the Company or the sale or transfer of all or substantially all of the shares or property or business of the Company will not be deemed to constitute a liquidation, dissolution or winding-up.

(b)	Dividend Rights.

(i)

Until October 15, 2011, Holders of the Series D Preference Ordinary Shares, if any, will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at a rate per annum of 6.868%. From and after October 15, 2011, Holders of the Series D Preference Ordinary Shares will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at a rate per annum equal to 3-Month LIBOR for the applicable Dividend Period plus 3.120%:

“3-Month LIBOR” means, with respect to any Dividend Period or calculation period, a rate determined by the Company as calculation agent on the basis of the offered rates for U.S. dollar deposits for a period of three months, commencing on the first day of such Dividend Period or calculation period, which appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Dividend Period or calculation period. If on any LIBOR Determination Date no rate appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time, the Company will on such LIBOR Determination Date request four major banks in the London interbank market selected by the Company to provide the Company with a quotation of the rate at which U.S. dollar deposits for a three-month period, commencing on the first day of such Dividend Period or calculation period, are offered by them to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to US$1 million or more. If at least two such quotations are provided, 3-Month LIBOR for such Dividend Period or calculation period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of such quotations as calculated by the Company. If fewer than two quotations are provided, 3-Month LIBOR for such Dividend Period or calculation period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted as of approximately 11:00 a.m., New York time, on the first day of such Dividend Period or calculation period by major banks in New York City, New York selected by the Company for loans in U.S. dollars to leading European banks, for a three-month period commencing on the first day of such Dividend Period or calculation period and in a principal amount of not less than US$1,000,000.

A “LIBOR Determination Date” means, with respect to any Dividend Period or calculation period, the date that is two LIBOR Business Days prior to the first day of such Dividend Period or calculation period and a “LIBOR Business Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

The dividend rates applicable during the Fixed Rate Period and the Floating Rate Period are referred to collectively as the “Dividend Rate.” The rights of the Holders of the Series D Preference Shares to receive dividends are non-cumulative. Accordingly, to the extent dividends are neither declared nor paid in respect of any Dividend Period, except as otherwise expressly provided herein in the case of a redemption or a voluntary or involuntary liquidation, dissolution, winding-up up or otherwise of this Company, Holders of the Series D Preference Shares will have no right to receive dividends in respect of that Dividend Period and the Company will have no obligation to pay dividends in respect of that Dividend Period, whether or not dividends are payable in respect of any future Dividend Period. Dividends will be payable semi-annually, during the Fixed Rate Period, and quarterly, during the Floating Rate Period, in each case when, as and if declared by the Company’s Board of Directors, in arrears, on April 15 and October 15 (or if such date is not a Business Day, on the Business Day immediately after such date), during the Fixed Rate Period, and on January 15, April 15, July 15, and October 15 (or if such date is not a Business Day, on the Business Day immediately after such date), during the Floating Rate Period, of each year (each such date during the Fixed Rate Period or the Floating Rate Period a “Dividend Payment Date”). The first dividend will represent the period of time from and including the date of original issuance to but excluding the following Dividend Payment Date, calculated as described below.

Subject to the next paragraph, during the Fixed Rate Period, the amount of the dividend that is to be payable to the Holder of each Series D Preference Ordinary Share with respect to each Dividend Period will be calculated as follows: the product of (i) 6.868%%, (ii) US$1,000 and (iii) a fraction, (A) the numerator of which will be 180 (or, in the case of a long or partial Dividend Period, the actual number of days elapsed in such Dividend Period), and (B) the denominator of which will be 360.

However, if all or a portion of the Series D Preference Ordinary Shares are issued during the Fixed Rate Period, unless such shares are issued on a Dividend Payment Date, the amount of the dividend that is to be payable to the Holder of each Series D Preference Ordinary Share with respect to the Dividend Period during which the Series D Preference Ordinary Shares are so issued will be calculated as follows: the product of (i) 6.868%, (ii) a fraction, (x) the numerator of which is the product of (1) the number of days during which such share is outstanding during such Dividend Period and (2) US$1,000 and (y) the denominator of which is the total number of days in such Dividend Period and (iii) a fraction (x) the numerator of which will be 180 and (y) the denominator of which will be 360.

Each Dividend Period during the Fixed Rate Period will commence on and include each April 15 and October 15 (whether or not a Business Day) and will end on and exclude the first day of the next Dividend Period (whether or not a Business Day).

Subject to the next paragraph, during the Floating Rate Period, the amount of the dividend that is to be payable to the Holder of each Series D Preference Ordinary Share with respect to each Dividend Period will be calculated as follows: the product of (i) 3-Month LIBOR for such Dividend Period plus 3.120%, (ii) US$1,000 and (iii) a fraction, (A) the numerator of which will be the actual number of days in the Dividend Period, and (B) the denominator of which will be 360.

However, if all or a portion of the Series D Preference Ordinary Shares are issued during the Floating Rate Period, unless such shares are issued on a Dividend Payment Date, the amount of the dividend that is to be payable to the Holder of each Series D Preference Ordinary Share with respect to the Dividend Period during which the Series D Preference Ordinary Shares are so issued will be calculated as follows: the product of (i) 3-Month LIBOR for such Dividend Period plus 3.120%, (ii) a fraction, (x) the numerator of which is the product of (1) the number of days during which such share is outstanding during such Dividend Period and (2) US$1,000 and (y) the denominator of which is the total number of days in such Dividend Period and (iii) a fraction, (A) the numerator of which will be the actual number of days in the Dividend Period, and (B) the denominator of which will be 360.

Each Dividend Period during the Floating Rate Period will commence on and include the Dividend Payment Date for the preceding period and end on and exclude the then-current Dividend Payment Date.

Notwithstanding the foregoing, if the Series D Preference Ordinary Shares are issued pursuant to Section 1(ii)(a) and (b) hereof on a date that is not a Dividend Payment Date, the first Dividend Period will begin on and include the Dividend Payment Date for the preceding period and will end on and exclude the then-current Dividend Payment Date.

Dividends will be payable to Holders of record as they appear in the Company’s register of members at the close of business on the applicable record date, which will be one day prior to the Dividend Payment Date as long as all of the Series D Preference Ordinary Shares remain in book-entry form. If any of the Series D Preference Ordinary Shares are not in book-entry form, the record date will be 15 days prior to the Dividend Payment Date (whether or not such date is a Business Day). Holders will not be entitled to any dividends other than as described above. Dividends on the Series D Preference Ordinary Shares will be non-cumulative, but will be payable only if there are funds legally available for the payment of such dividends and such dividends are declared. No interest or sum of money in lieu of interest will be payable on any dividend payment.

“Business Day” shall mean a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in Bermuda, the Cayman Islands, New York City and London.

“Dividend Period” shall mean the period from and including a Dividend Payment Date (or the date of the original issuance if there has not been a Dividend Payment Date) to but excluding the immediately succeeding Dividend Payment Date.

“Fixed Rate Period” means the period from and including the Closing Date to but excluding October 15, 2011.

“Floating Rate Period” means the period from and after October 15, 2011.

(ii)

As long as any Series D Preference Ordinary Shares are outstanding, no dividends or other distributions may be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless either (1) full dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series D Preference Ordinary Shares for the then-current Dividend Period or (2) all dividends declared upon the Series D Preference Ordinary Shares and any Parity Shares are declared pro rata so that the amount of dividends declared per share on the Series D Preference Ordinary Shares and any Parity Shares will in all cases bear to each other the same ratio that accrued but unpaid dividends per share on the Series D Preference Ordinary Shares (with respect to the then-current Dividend Period) and such Parity Shares bear to each other.

(iii)

As long as any Series D Preference Ordinary Shares are outstanding (1) no dividends (other than those paid in Ordinary Shares or other shares ranking junior in right of payment to the Series D Preference Ordinary Shares as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution, winding-up or otherwise of the Company (including the Ordinary Shares, “Fully Junior Shares”)), may be declared or paid or set apart for payment upon any Junior Shares, (2) no other distribution (other than those paid in Fully Junior Shares) may be declared or paid or set apart for payment upon any Junior Shares and (3) no Junior Shares will be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Ordinary Shares made for purposes of any employee incentive, stock, benefit or any similar plan of the Company or any of its subsidiaries) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any Junior Shares) by the Company (except by conversion into or exchange for Fully Junior Shares), unless, in any such case, full dividends on the Series D Preference Ordinary Shares and any Parity Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment, for the then-current Dividend Period in the case of the Series D Preference Ordinary Shares and for all Dividend Periods in the case of any Parity

Shares terminating on or prior to the date such dividends or distributions are declared or paid on the Junior Shares, or such Junior Shares are redeemed, purchased or otherwise acquired.

(c)	Voting Rights.

(i)

Subject to paragraphs (ii) and (iii) below, and unless required by law or court order, the Holders shall not be entitled to receive notice of nor to attend nor to vote at any general meeting of the Company.

(ii)

Subsequent to the issuance of the Series D Preference Ordinary Shares, the Holders shall be entitled to one vote for each share held at any separate general meeting of that class or series (i.e., preference ordinary shares or Series D Preference Ordinary Shares, respectively), subject to the provisions of Article 41 of the Articles. Subject to the applicable provisions of the Articles and the Law, unless the Series D Preference Ordinary Shares have been previously redeemed or called for redemption (and funds necessary for such redemption have been set apart by the Company in trust for the benefit of the Series D Preference Ordinary Shares so called for redemption), the Company may not take any action which would vary the rights attached to the Series D Preference Ordinary Shares and no class or series of shares may be created which ranks senior to the Series D Preference Ordinary Shares as to dividend rights or as to the liquidation, dissolution, winding-up or otherwise of the Company, in each case, without the approval of a special resolution in writing by the Holders of 100% of the Series D Preference Ordinary Shares or the sanction of a special resolution passed by the votes of at least two-thirds of the outstanding Series D Preference Ordinary Shares cast at a separate general meeting of the Holders. At every separate meeting of the Holders, the necessary quorum shall be any one or more persons present in person or by proxy holding not less than 50% of the issued shares of that class. Notwithstanding the foregoing and subject to the applicable provisions of the Articles and the Law, Holders are not entitled to vote on any sale of all or substantially all of the assets of the Company, and the issuance of any shares that are in parity with the Series D Preference Ordinary Shares with respect to payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company.

(iii)

If at any time dividends payable on the Series D Preference Ordinary Shares shall be in arrears (whether or not such dividends shall have been declared) in an aggregate amount equivalent to dividends for six or more full quarterly periods, which, during the Fixed Rate Period, shall mean three or more Dividend Periods and, during the Floating Rate Period, shall mean six or more Dividend Periods (in each case, whether or not consecutive), then during such period until all such arrearages in dividends shall have been paid in full, and only during such period (the “Voting Period”), the Holders voting together with any other series or classes of preference ordinary shares also in arrears and having such right shall be entitled by ordinary resolution at a separate meeting of such Holders to elect two persons and nominate such elected persons for appointment by the Board of

Directors as additional Directors of the Company. In no event shall there be more than two Directors elected by the holders of the preference ordinary shares (whether voting alone as a series or class or with another series or class so in arrears and having such right). The right of the holders of the Series D Preference Ordinary Shares will cease (subject always to the same provision for the vesting of such rights if dividends on the Series D Preference Ordinary Shares are not paid in future periods) until the earlier to occur of (i) the first date as of which full dividends on the Series D Preference Ordinary Shares have been paid for at least four consecutive quarterly periods and (ii) the redemption of all Series D Preference Ordinary Shares. Dividends on the Series D Preference Ordinary Shares may not be deemed due and payable and in arrears for any reason unless and until Series D Preference Ordinary Shares are issued and outstanding and such an arrearage shall thereafter have occurred.

(iv)

Any Director who shall have been elected pursuant to paragraph 3.3(c)(iii) above may be removed at any time during a Voting Period, either for or without cause, by, and only by, ordinary resolution of the holders of the outstanding preference ordinary shares of the relevant class or series at a special separate general meeting of such holders called for that purpose. Any vacancy thereby created may be filled during such Voting Period by ordinary resolution of the holders of preference ordinary shares of all relevant series at such a meeting. Any Director elected by holders of preference ordinary shares pursuant to this provision, or by any Director so elected as herein contemplated, who dies, resigns or otherwise ceases to be a Director during a Voting Period shall, except as otherwise provided in the preceding sentence, be replaced by the remaining Director theretofore elected by the holders of preference ordinary shares nominating a replacement for appointment by the Board of Directors; provided that, if no remaining additional Director is then in office, additional Directors will be elected in accordance with the procedures described above. At the end of the Voting Period, the holders of preference ordinary shares of all the relevant series shall be automatically divested of all voting powers vested in them by the provision, but subject always to subsequent vesting of such voting power in the holders of preference ordinary shares in the event of any similar cumulated arrearage in payment of quarterly dividends occurring thereafter. The term of all Directors elected and appointed pursuant to this provision shall in all events expire at the end of the applicable Voting Period and if the size of the Board was increased for the purpose of the additional Directors, the number of Directors constituting the Board shall be reduced accordingly. The provisions of the Articles relating to general meetings and the provisions of Article 41 of the Articles shall apply, mutatis mutandis, to every such separate meeting, except that the necessary quorum shall be any one or more persons present in person or by proxy holding not less than fifty percent (50%) of the issued preference ordinary shares of the relevant series.

(d)	Redemption.

The Company shall be entitled to redeem all or any of the Series D Preference Ordinary Shares as follows:

(i)

General. Subject to Section 3.3(j) and paragraphs (ii), (iii), (iv) and (v) below, the Series D Preference Ordinary Shares shall not be redeemable by the Company prior to October 15, 2011. On or after such date, but subject to paragraph (v), below, the Company shall be entitled at any time in whole or from time to time in part by not less than thirty (30) days nor more than sixty (60) days’ prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem all or any of the Series D Preference Ordinary Shares pursuant to this paragraph for cash at a redemption price of US$1,000 per share being redeemed (inclusive of the nominal value thereof) plus any accrued but unpaid dividends, if any, with respect to the then-current Dividend Period to the date of redemption, without interest on such unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period.

(ii)

Redemption upon the Submission of Certain Shareholder Proposals. At any time prior to October 15, 2011, and provided that at such time, some or all of the Series D Preference Ordinary Shares are outstanding, if the Company shall have submitted to the holders of Ordinary Shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, deregistration or any other similar transaction involving the Company that requires, or shall have submitted any proposal for any other matter that, as a result of any change in Cayman Islands law after the date of the final Offering Memorandum of the SPV relating to the issuance and sale of the SPV Preference Shares (whether by enactment or official interpretation), requires, in each case, a vote of the Holders voting separately as a single class (alone or with one or more class or series of preference ordinary shares, including, without limitation, the Company’s Series A Preference Ordinary Shares, Series B Preference Ordinary Shares and Series C Preference Ordinary Shares), the Company shall be entitled by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem all outstanding Series D Preference Ordinary Shares pursuant to this paragraph for cash at a redemption price equal to the Make Whole Amount for the Series D Preference Ordinary Shares, plus all accrued but unpaid dividends, if any, with respect to the then-current Dividend Period whether or not declared to the date of redemption, without interest on such unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period.

With respect to the Series D Preference Ordinary Shares, the “Make Whole Amount” will be in US $and will be equal to the greater of (i) the aggregate liquidation preference of the Series D Preference Ordinary Shares and (ii) the sum of the present values of the aggregate liquidation preference of the Series D Preference Ordinary Shares and the remaining scheduled payments of dividends on the Series D Preference Ordinary Shares to be redeemed up to but excluding October 15, 2011 discounted to the redemption date on a semi-annual basis

(assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate (as defined below) plus 50 basis points. For purposes of this definition, if the redemption date is not on a Dividend Payment Date, the amount of the immediately succeeding scheduled dividend payment will be reduced by the amount of accrued but unpaid dividends with respect to the then current Dividend Period (whether or not declared) to the redemption date, without interest on such unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period.

For the purposes of the preceding paragraph:

•

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the period from and including the redemption date to but excluding October 15, 2011 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such period of time. If no United States Treasury security has a maturity which is within a period from three months before to three months after the remaining life, the two most closely corresponding United States Treasury securities, as selected by the Reference Treasury Dealer, shall be used as the Comparable Treasury Issue, and the adjusted Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month, using such securities.

•

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such distribution date, as set forth in the H.15 Daily Update published on such Business Day or (ii) if such release (or any successor release) is not published or does not contain prices on such Business Day, the Reference Treasury Dealer Quotation actually obtained by the calculation agent for such redemption date.

•	“H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

•	“H.15-Daily Update” means the daily update of H.15 (519) available through the world wide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

•	“Reference Treasury Dealer” means a nationally recognized investment bank that is a primary U.S. government securities dealer in New York City selected by the Company.

•

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and redemption date, the average, as determined by the calculation agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the calculation agent by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

•

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

(iii)

Redemption on Tax Event. If there is a “change in tax law” that would require the Company or any successor company to pay additional amounts with respect to any then issued and outstanding Series D Preference Ordinary Shares, and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor company, the Company shall be entitled at any time thereafter by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below, to redeem any or all Series D Preference Ordinary Shares pursuant to this paragraph for cash at a redemption price of US$1,000 per share being redeemed (inclusive of the nominal value thereof) plus accrued but unpaid dividends, if any, with respect to the then-current Dividend Period to the date of redemption, without interest on such unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared in respect of such Dividend Period.

For the purpose of this provision a “change in tax law” shall be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party after the date of the final Offering Memorandum. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) the Cayman Islands or any political subdivision or governmental authority of or in the Cayman Islands with the power to tax, (b) any jurisdiction from or through which the Company or its paying agent is making payments on the Series D Preference Ordinary Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax, or (c) any other jurisdiction in which the Company or its successor company is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

(iv)

Tax Event on Consolidation. If the entity to be formed by a consolidation, merger or amalgamation involving the Company or the entity to which the Company proposes to convey, transfer or lease substantially all of its properties and assets would be required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any Holder as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease, and the payment of those amounts cannot be avoided by the use of any reasonable measures available to the Company or any successor company, the Company shall be entitled to at any time thereafter by not less than thirty (30) days nor more than sixty (60) days prior written notice to the relevant Holders, in such form and given in such manner as the Directors shall from time to time determine and in accordance with paragraph (e) below to redeem any or all Series D Preference Ordinary Shares outstanding at such time, if any, pursuant to this paragraph for cash at a redemption price of US $1,000 per share being redeemed, (inclusive of the nominal value thereof), plus all accrued but unpaid dividends, if any, with respect to the then-current Dividend Period (whether or not declared) to the date of redemption, without interest on such unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period.

The Company shall be required to redeem all or any of the Series D Preference Ordinary Shares as follows:

(v)

Redemption on Breach of Covenant. If the Series D Preference Ordinary Shares are issued as a result of the failure of the Company to obtain the prior consent of the SPV, given in accordance with the Paying Agency Agreement, to an amendment to the Company’s Memorandum of Association, Articles of Association or the Resolutions in a manner that would adversely affect the rights of the Holders, the Holders (including the SPV, to the extent that it holds Series D Preference Ordinary Shares, but in such case acting at the direction of the holders of the SPV Preference Shares), will have the right (subject to applicable legal requirements) to have their Series D Preference Ordinary Shares redeemed by the Company for cash at a redemption price equal to the Make Whole Amount, plus all accrued but unpaid dividends, if any, with respect to the then-current Dividend Period thereon to the date of redemption, without interest on such unpaid dividends and without accumulation of dividends for any prior Dividend Period to the extent not declared and payable in respect of such Dividend Period.

(e)	Notices of Redemption.

Notice of any redemption at the option of the Company described herein will be mailed at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder of record of Series D Preference Ordinary Shares to be redeemed at the address shown in the register of members of the Company. Each notice will state as appropriate: (1) the redemption date; (2) the number of Series D Preference Ordinary Shares to be redeemed; (3) the redemption price; (4) the place or places where certificates for Series D Preference Ordinary Shares are to be surrendered for payment of the redemption price if any such certificates are outstanding; and (5) where applicable, that dividends on the Series D Preference Ordinary Shares to be redeemed will cease to accrue on such redemption date. If fewer than all Series D Preference Ordinary Shares are to be redeemed, the notice mailed to each such Holder thereof will also specify the number of Series D Preference Ordinary Shares to be redeemed from such Holder. The notice shall contain (i) the name and address of the relevant bank or trust company to be used for purposes of redemption (if any) and (ii) a statement as to the deposit or intent to deposit the redemption funds in such trust account.

Notice of any redemption at the option of the Holders described herein will be mailed by the Company at least thirty (30) days but not more than sixty (60) days before the redemption date to each Holder of record of Series D Preference Ordinary Shares at the address shown in the register of members of the Company. Each notice will state as appropriate: (1) the redemption date; (2) the address to which the Holders should send any requested response to the notice; (3) the redemption price; (4) the place or places where certificates for Series D Preference Ordinary Shares are to be surrendered for payment of the redemption price if any such certificates are outstanding; (5) where applicable, that dividends on the Series D Preference Ordinary Shares to be redeemed will cease to accrue on such redemption date; and (6) such other matters as the Company may deem relevant. The notice shall contain (i) the name and address of the relevant bank or trust company to be used for purposes of redemption (if any) and (ii) a statement as to the deposit or intent to deposit the redemption funds in such trust account.

(f)	Directors Determine Shares Redeemed.

If fewer than all of the Series D Preference Ordinary Shares are to be redeemed at the option of the Company, the number of shares to be redeemed will be determined by the Directors in their absolute discretion and such Series D Preference Ordinary Shares may be redeemed pro rata from the Holders of record in proportion to the number of Series D Preference Ordinary Shares held by such Holders (with adjustments to avoid redemption of fractional shares), or by lot.

(g)	Dividends Cease.

If notice of redemption of any Series D Preference Ordinary Shares has been given and if the funds necessary for such redemption have been set apart by the Company in trust for the benefit of the Holders so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series D Preference Ordinary Shares being redeemed, the Series D Preference Ordinary Shares so redeemed will no longer be deemed to be outstanding and all rights of the Holders of such shares will terminate, except the right to receive the redemption price.

(h)	Dividends Payable to Record Date.

If a redemption date falls after a dividend record date and prior to the corresponding Dividend Payment Date, the Holders at the close of business on the dividend record date will be entitled to receive the dividend payable with respect to such Series D Preference

Ordinary Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between the dividend record date and the corresponding Dividend Payment Date or a default in the payment of the dividend due on such Dividend Payment Date.

(i)	Dividends Paid.

Unless full dividends on the Series D Preference Ordinary Shares and all Parity Shares for the then-current Dividend Period shall have been declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all such dividends on or prior to the date of a redemption, purchase or other acquisition, no Series D Preference Ordinary Shares or Parity Shares may be redeemed, purchased or otherwise acquired by the Company unless all outstanding Series D Preference Ordinary Shares and any Parity Shares are redeemed; provided that, the Company may acquire fewer than all of the outstanding Series D Preference Ordinary Shares or any Parity Shares pursuant to a purchase or exchange offer made on the same terms to Holders of all outstanding Series D Preference Ordinary Shares and Parity Shares as determined in good faith by the Board of Directors of the Company.

(j)	Right to Purchase Series D Preference Ordinary Shares.

Subject to (1) certain limitations contained in the Company’s Articles of Association, (2) the special rights granted to any of the Company’s issued and outstanding shares, (3) applicable law and (4) the Company’s requirement pursuant to paragraph 3.3(i) to make a purchase or exchange offering on the same terms to Holders of all outstanding Series D Preference Ordinary Shares and Parity Shares, the Company may, at any time and from time to time, purchase outstanding Series D Preference Ordinary Shares. Any such purchase made by the Company may be made in the open market, by tender to all Holders, by private agreement or otherwise as the Directors see fit. Any Series D Preference Ordinary Shares purchased by the Company for its own account (other than in the ordinary course of business of dealing in securities) will be cancelled by the Company and will no longer be issued and outstanding.

(k)	Redemption Proceeds.

The Series D Preference Ordinary Shares may be purchased or redeemed by the Company either out of profits or from the proceeds of a new issue of shares made for the purpose of the redemption or purchase out of capital or the share premium account.

(l)	Cancellation of Share Certificates.

Payment of the redemption amount shall only be effected upon surrender to the Company for cancellation of any share certificate in respect of the Series D Preference Ordinary Shares (to the extent such certificates are outstanding) to be redeemed and shall be made as promptly as practicable. If any certificate so surrendered includes Series D Preference Ordinary Shares not being redeemed, a new certificate for the remaining Series D Preference Ordinary Shares shall be issued to the Holder in accordance with the Articles of Association of the Company without charge to such Holder.

(m)	Redemption Process.

The Directors may make such further regulations concerning the administerial process of redemption as they shall from time to time deem necessary so long as the rights of the Holders are not varied.

(n)	Rights Not Varied.

The rights conferred upon the Holders of the Series D Preference Ordinary Shares shall not be deemed to be varied by the creation or issue of any Parity Shares, Junior Shares or Fully Junior Shares.

(o)	Payments of Additional Amounts.

All payments on the Series D Preference Ordinary Shares shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in paragraph 3.3 (d) (iii) of these Resolutions, unless the deduction or withholding of such taxes, assessments or other governmental charges is required by law, regulations or rulings or the application or official interpretation of such law, regulations or rulings. In that event, the Company shall pay or cause to be paid additional amounts to the registered Holders as additional dividends to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in paragraph 3.3 (d) (iii) of these Resolutions in respect of any amounts that the Company or a successor company must pay with respect to the Series D Preference Ordinary Shares, so that the net amounts paid to the Holders, after that deduction or withholding, shall equal the respective amounts that would have been receivable by such Holders had no such withholding or deduction been required. However, the Company shall not be obligated to pay additional amounts to any Holder that:

(i)

resides in or is a citizen of the jurisdiction, political subdivision or taxing authority imposing the taxes, assessments or other governmental charges that would otherwise trigger the Company’s obligation to pay additional amounts; or

(ii)

is a fiduciary, partnership, limited liability company or other pass-through entity if, and to the extent that, the payment of additional amounts would be required by a jurisdiction, political subdivision or taxing authority described in paragraph 3.3 (d) (iii) of these Resolutions to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership, limited liability company or other pass-through entity who would not have been entitled to any additional amounts had that beneficiary, settlor or member held those Series D Preference Ordinary Shares directly.

(p)	No Payment of Additional Amounts.

In addition, the Company shall not be obligated to pay any additional amounts to a Holder on account of:

(i)

any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between a Holder, or certain other persons, and the taxing jurisdiction or political subdivision, or any Series D Preference Ordinary Share presented for payment more than thirty (30) days after the relevant date, which means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of moneys payable has not been received by the depositary on or prior to such due date, it means the first date on which the full amount of such moneys having been so received and being available for payments to Holders, and notice to that effect shall have been duly given to the Holders;

(ii) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(iii)

any tax, assessment or other governmental charge that is payable other than by withholding or deduction from payment of the liquidation preference of or any dividends on the Series D Preference Ordinary Shares;

(iv)

any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Series D Preference Ordinary Shares to promptly comply with a request by the Company to (a) provide information, documents, certifications or other evidence concerning the nationality, residence or identity of the Holder or beneficial owner of such Series D Preference Ordinary Shares or (b) make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by the Company, or satisfy any information or reporting requirements, which, in the case of clauses (a) or (b) of this subparagraph, is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or other governmental charge; or

(v) any combination of the items identified by the subparagraphs above.

(q)	No Preemptive Rights.

The Series D Preference Ordinary Shares shall not be entitled to the benefits of any sinking fund. No Holder, solely by reason of being a Holder, has or will have any preemptive right to subscribe for any additional issue of the Company’s shares of any class or series or to any security convertible into or carrying rights or options to purchase any such shares.

(r)	Ranking.

Any class or series of shares of the Company shall be deemed to rank (1) prior to the Series D Preference Ordinary Shares, as to the payment of dividends and as to any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise, as the case may be, in preference or priority to the Holders and the Parity Shares, (2) on a parity with the Series D Preference Ordinary Shares and the Parity Shares as to the payment of dividends and as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series D Preference Ordinary Shares, if the holders of such class or series and the Series D Preference Ordinary Shares shall be entitled to the receipt of dividends and of amounts distributable upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company in proportion to their respective amounts of accrued but unpaid dividends per share or liquidation preferences, without preference or priority of one over the other or (3) junior to the Series D Preference Ordinary Shares and the Parity Shares, as to the payment of dividends or as to distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company, if such class or series is ordinary shares or other shares ranking junior in right of payment to the Series D Preference Ordinary Shares and the Parity Shares as to dividends or as to the distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company. The Series D Preference Ordinary Shares will therefore rank pari passu with the Series A Preference Ordinary Shares, the Series B Preference Ordinary Shares and, if issued, the Series C Preference Ordinary Shares, including as to the payment of dividends and as to a distribution of assets upon any voluntary or involuntary return of assets on liquidation, dissolution, winding-up or otherwise of the Company.